NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 26, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 13, 2026, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On October 13, 2026, LandBridge Corporation (new, LB) completed its previously announced conversion and redomestication from a Delaware limited liability company named LandBridge Company LLC (old, LB) to a Texas corporation named LandBridge Corporation (new, LB) pursuant to a plan of conversion, effective at 3:01 p.m. (Central Time) on October 13, 2026. This Form 25 is only for the removal from listing on the Exchange of LandBridge Company LLC Class A Shares Representing Limited Liability Company Interests (old, LB) and not a termination of the registration of LandBridge Corporation Class A Common Stock (new, LB) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 14, 2026.